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                                  EXHIBIT 5.1
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                                                                     Exhibit 5.1



                                 July 23, 1996



Autodesk, Inc.
111 McInnis Parkway
San Rafael, California  94903

  Re:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

  We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about July 23, 1996 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 500,000 additional shares of your Common Stock reserved for issuance pursuant to the Employee Qualified Stock Purchase Plan, 200,000 additional shares under the 1990 Directors' Option Plan, 1,500,000 shares under the 1996 Stock Plan, and 100,000 shares under the Teleos Research 1996 Stock Plan (which Plans are collectively referred to herein as the "Plans" and which shares are collectively referred to herein as the "Shares"). As your counsel in connection with the transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares pursuant to the Plans.

  It is our opinion that, when issued and sold in the manner referred to in the Plans, the Shares will be legally and validly issued, fully paid and nonassessable.

  We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendment thereto.

                              Very truly yours,

                              WILSON SONSINI GOODRICH & ROSATI
                              Professional Corporation